Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

MTM TECHNOLOGIES, INC.

Under Section 807 of the Business Corporation Law

It is hereby certified that:

1.           The name of the corporation is MTM Technologies, Inc. (the “Corporation”).

2.            The Certificate of Incorporation of the Corporation was filed by the Department of State on May 12, 1986 (the “Certificate of Incorporation”), under the original name of Micros To Mainframes Inc.

3.            The text of the Certificate of Incorporation, as amended, is hereby deleted in its entirety and restated as further amended (this “Restated Certificate”) to (i) create certain classes and series of Series A Convertible Preferred Stock of the Corporation, (ii) establish the voting powers, designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of such classes and series of Series A Convertible Preferred Stock, (iii) authorize the Corporation’s Board of Directors to create one or more additional classes and series of preferred stock, and (iv) to increase the number of shares of preferred stock, par value $0.001 per share, the Corporation has authority to issue from 20,000,000 shares of preferred stock, par value $0.001 per share to 40,000,000 shares of preferred stock, par value $0.001 per share, and (v) change the location of the office from Rockland County, New York to New York County, New York.

CERTIFICATE OF INCORPORATION

OF

MTM TECHNOLOGIES, INC.

FIRST: The name of the Corporation is MTM Technologies, Inc.

SECOND: The purposes for which the Corporation is formed are:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York (the “Business Corporation Law”), provided that the Corporation is not formed to engage in any act or activity which requires the act or approval of any state official, department, board, agency or other body without such approval or consent first being obtained.

To manufacture, buy, sell, distribute, job, to be a franchise dealer licensee, import, export and otherwise deal in computer software, computer hardware and accessories of every kind and description, and other related and unrelated products at wholesale and at retail and as principal and agent.

To develop, experiment with, conduct research on, manufacture, produce, assemble, buy, rent or otherwise acquire, hold, own, operate, use, install, equip, replace, maintain, service, process, reprocess, repair, remodel, recondition, import, export, sell, lease, market, distribute, transport or otherwise dispose of and generally to deal in and with, as contractor, subcontractor, principal, agent, commission merchant, broker, factor or any combination of the foregoing and at wholesale or retail or both, any and all kinds of computer software, computer hardware and accessories and all allied apparatus, systems, parts, supplies, tools, implements, raw materials, natural products, manufactured articles and products, and goods, wares, merchandise and tangible property of every kind, used or capable of being used for any purpose whatever.

To acquire by purchase, subscription, underwriting or otherwise, and to own, hold for investment, or otherwise, and to use, sell, assign, transfer, mortgage, pledge, exchange or otherwise dispose of real and personal property of every sort and description and wheresoever situated, including shares of stock, bonds, debentures, notes, scrip, securities, evidences of indebtedness, contracts or obligations of any corporation or association, whether domestic or foreign, or of any firm or individual or of the United States or any state, territory or dependency of the United States or any foreign country, or any municipality or local authority within or outside the United States, and also to issue in exchange therefor, stocks, bonds or other securities or evidences of indebtedness of this Corporation and, while the owner or holder of any such property, to receive, collect and dispose of the interest, dividends and income on or from such property and to possess and exercise in respect thereto all of the rights, powers and privileges of ownership, including all voting powers thereon.

To construct, build, purchase, lease or otherwise acquire, equip, hold, own, improve, develop, manage, maintain, control, operate, lease, mortgage, create liens upon, sell, convey or otherwise dispose of and turn to account, any and all plants, machinery, works, implements and things or property, real and personal, of every kind and description, incidental to, connected with, or suitable, necessary or convenient for any of the purposes enumerated herein, including all or any part or parts of the properties, assets, business and good will of any persons, firms, associations or corporations.

The powers, rights and privileges provided in this certificate are not to be deemed to be in limitation of similar, other or additional powers, rights and privileges granted or permitted to a corporation by the Business Corporation Law, it being intended that this Corporation shall have all the rights, powers and privileges granted or permitted to a corporation by such statute.

THIRD: The office of the Corporation is to be located in the County of New York, State of New York.

FOURTH:

A.	Classes of Shares; Definitions.
1.	Authorization.

(1)          The Corporation is authorized to issue two (2) classes of stock to be designated as “Common Stock” and “Preferred Stock”. The total number of shares of capital stock that the Corporation is authorized to issue is one hundred and twenty million (120,000,000). The total number of shares of Common Stock that the Corporation is authorized to issue is eighty million (80,000,000), par value $0.001 (the “Common Stock”). The total number of shares of Preferred Stock that the Corporation is authorized to issue is forty million (40,000,000), par value $0.001, thirty one million (31,000,000) of which are designated as “Series A Preferred Stock”, four million two hundred thousand (4,200,000) of which are designated as “Series A-1 Preferred Stock”, two million six hundred thousand (2,600,000) of which are designated as “Series A-2 Preferred Stock”, seven million two hundred thousand (7,200,000) of which are designated as “Series A-3 Preferred Stock”, nine million (9,000,000) of which are designated as “Series A-4 Preferred Stock” and eight million (8,000,000) of which are designated as “Series A-5 Preferred Stock” (the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock and Series A-5 Preferred Stock, collectively, the “Series A Preferred Stock”).

(b)          The Board of Directors is authorized to divide the nine million (9,000,000) shares of Preferred Stock that are not designated as Series A Preferred Stock from time to time into one or more series, and to determine or change by resolution for each such series its designation, the number of shares of such series, the powers, preferences and rights and the qualifications, limitations or restrictions for the shares of such series. The resolution or resolutions of the Board of Directors providing for the division of such Preferred Stock into series may include the following provisions:

(1)          The distinctive designation of each series and the maximum number of shares of each such series which may be issued, which number may be increased (except where otherwise provided by the Board of Directors in creating the series) or decreased (but not below the number of shares of the series then outstanding) from time to time by action of the Board of Directors;

(2)          Whether the holders of the shares of each such series are entitled to vote and, if so, the matters on which they are entitled to vote, the number of votes to which the holder of each such share is entitled, and whether the shares of such series are to be voted separately or together with shares of other series;

(3)          The dividends to which holders of shares of each such series will be entitled; any restrictions, conditions or limitations upon the payment of those dividends; whether the dividends will be cumulative and, if cumulative, the date or dates from which the dividends will be cumulative;

(4)          Whether the shares of one or more of such series will be subject to redemption and, if so, whether redemption will be mandatory or optional and if optional, at whose option, the manner of selecting shares for redemption, the redemption price and the manner of redemption;

(5)          The amount payable on shares of each such series if there is a liquidation, dissolution or winding up of the Corporation which amount may vary at different dates and depending upon whether the liquidation, dissolution or winding up is voluntary or involuntary;

(6)          The obligation, if any, of the Corporation to maintain a purchase, retirement or sinking fund for shares of each such series;

(7)          Whether the shares of one or more of such series will be convertible into, or exchangeable for, any other types or securities, either at the option of the holder or of the Corporation and, if so, the terms of the conversions or exchanges;

(8)          Any other provisions regarding the powers preferences and rights, and the qualifications, limitations or restrictions, for each such series which are not inconsistent with applicable law.

All shares of such series of Preferred Stock will be identical with each other in all respects, except that shares of any one such series issued at different times may differ as to the dates from which dividends on those shares, if cumulative, shall cumulate.

2.            Issuance of Common Stock. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

3.            Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Section B(7) of this Restated Certificate.

B.	Rights, Preferences, and Limitations of the Classes. The relative rights, preferences, and limitations of the shares of each class will be as follows:
1.	Dividend Rights.

(a)          So long as shares of Series A Preferred Stock remain outstanding, the holders of each share of the Series A Preferred Stock (the "Holders") shall be entitled, from and after May 21, 2006, to receive, and shall be paid semi-annually in arrears in cash out of funds legally available therefor, cumulative dividends, accrued semi-annually, in an amount equal to 6% of the applicable Series A Purchased Shares Purchase Price (as hereinafter defined) per share, (as appropriately adjusted for any stock splits, stock dividends, combinations, and the like), per annum with respect to each share of the Series A Preferred Stock.

(b)          Notwithstanding anything contained in Section (B)(1)(a) of this ARTICLE FOURTH to the contrary, from and after May 21, 2006 to May 21, 2008, dividends may, at the option of the Corporation, be paid to the Holders in cash, or in property or shares of the applicable Series A Preferred Stock valued at the applicable Series A Purchased Shares Purchase Price.

(c)          The Corporation shall not declare or pay any dividends or other distributions on shares of any series of Preferred Stock, other than the Series A Preferred Stock, and the Common Stock until the Holders shall have first received distributions of all accrued dividends as set forth above.

(d)          Subject to the preferential rights of the Holders, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

2.	Liquidation Preference.

(a)          In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the Holders shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, in preference to any distribution to holders of Common Stock, an amount per share equal to the sum of the applicable Series A Purchased Shares Purchase Price (as appropriately adjusted for any stock splits, stock dividends, combinations, and the like) and any accrued but unpaid dividends on the Series A Preferred Stock. If upon the occurrence of such event, the assets and funds available to be distributed among the Holders shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the Holders, pro rata, based on the amount each such Holder would receive if such full preferential amounts were paid.

(b)          Upon the completion of the distributions required by Section (2)(B)(a) of this ARTICLE FOURTH, if assets remain in the Corporation, they shall be distributed pro rata to the holders of the Common Stock.

(c)          In the event the Corporation shall propose to take any action regarding the liquidation, dissolution or winding up of the Corporation which will involve the distribution of assets other than cash, the value of the assets to be distributed to the Holders shall be determined in good faith by the consent or vote of the Board of Directors, and such determination shall be binding upon the Holders and holders of Common Stock, except that

(i)	any securities distributed shall be valued as follows:

(A)         securities not subject to investment letter or other similar restrictions on free marketability, unless otherwise agreed or approved in writing by a majority in interest of the Series A Preferred Stock:

(1)          if traded on a securities exchange or the Nasdaq Stock Market, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending two (2) trading days prior to the distribution of such securities; and

(2)          if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending two (2) trading days prior to the distribution of such securities; and

(3)          if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the consent or vote of the Board of Directors and such determination shall be binding upon the Holders and holders of Common Stock.

(B)         The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above to reflect the approximate fair market value thereof, as determined in good faith by the consent or vote of the Board of Directors, and such determination shall be binding upon the Holders and holders of the Common Stock; and

(ii)          The value of any other asset shall be determined in good faith by the consent or vote of the Board of Directors.

(d)          A sale, conveyance or disposition of all or substantially all of the capital stock or assets of the Corporation or a merger, consolidation or other transaction or series of related transactions (whether involving the Corporation or a subsidiary thereof) in which the Corporation's shareholders immediately prior to such transaction do not retain a majority of the voting power in the surviving entity (a "Transaction"), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2, unless the Holders of a majority of the then outstanding shares of the Series A Preferred Stock voting as a single class vote affirmatively or consent in writing that such transaction shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section (B)(2).

3.	Voting.
(a)	Series A Preferred Stock.

(i)           Each Holder shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such Holder are then convertible (as adjusted from time to time pursuant to Section B(4) of this ARTICLE FOURTH below) at the record date for the determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, at each meeting of shareholders of the Corporation (and written actions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration and on all matters upon which holders of the Common Stock have the right to vote; provided however that, solely for purposes of this Section B(3)(a)(i) of this ARTICLE FOURTH, the number of votes for each share of (1) Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock (collectively, the “Old Series A Preferred Stock”) shall not exceed the number of whole shares of Common Stock into which the shares of Old Series A Preferred Stock held by such Holder would be converted if the applicable Series A Conversion Price were $1.45 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares) and (2) Series A-4 Preferred Stock and Series A-5 Preferred Stock (collectively, the “New Series A Preferred Stock”) shall be one vote per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), or to the extent permitted by applicable law and the rules of Nasdaq or an applicable national securities exchange on which the Corporation’s Common Stock is listed, equal to the number of whole shares of Common Stock into which the shares of New Series A Preferred Stock held by such Holder would be converted if the applicable Series A Conversion Price were the per share closing bid price of the Common Stock as quoted on Nasdaq or an applicable national securities exchange on the date of the initial issuance of the Series A-4 Preferred Stock. Notwithstanding the foregoing, in no event shall the New Series A Preferred Stock have less than one vote per share. Except as provided by law, by the provisions of Section by the provisions of Section B(2)(d) of this ARTICLE FOURTH, by the provisions of subparagraphs (ii) and (iii) of this Section B(3) below or by the provisions establishing any other series of Preferred Stock, Holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

(ii)          The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series A Preferred Stock, whether through an amendment or alteration of this Restated Certificate, the Corporation’s bylaws or otherwise, so as to affect adversely such Series A Preferred Stock, without the approval of the Holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization of any shares of capital stock with preference or priority over the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series A Preferred Stock, and the authorization of any shares of capital stock on a parity with the Series A Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall also be deemed to affect adversely the Series A Preferred Stock.

(iii)        So long as at least 30% of the shares of Series A Preferred Stock actually issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, recapitalizations involving equity of the Corporation, reclassifications of other similar events involving a change with respect to the Series A Preferred Stock), without the approval of the Holders of a majority of the then outstanding shares of Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately from any other class of the Corporation’s capital stock, but together as a single group, the Corporation will not:

(1)          consummate a merger or consolidation of the Corporation or the sale of all or substantially all of the assets of the Corporation;

(2)          make an acquisition or series of related acquisitions for consideration aggregating more than $30,000,000 in value;

(3)          issue any other class or series of capital stock of the Corporation ranking as to dividend rights, redemption rights, liquidation preference and other rights on parity or senior to the Series A Preferred Stock;

(4)          pay any dividends or distributions on the capital stock of the Corporation, except for dividends on the Series A Preferred Stock as provided in this Restated Certificate;

(5)          amend the Restated Certificate or the Corporation’s bylaws to adversely affect the voting powers, preferences or other rights of the Series A Preferred Stock;

(6)          consent to any liquidation, dissolution, re-capitalization or reorganization of the Corporation;

(7)          borrow funds (in one or a series of related borrowings) in an amount exceeding $5,000,000 other than (i) revolving lines of credit provided by lenders based upon the Corporation's accounts receivable, (ii) floor plan financings not to exceed $25,000,000 on customary terms and conditions and (iii) renewals or replacements of the Corporation’s existing lines of credit and floor plan financings; or

(8)          redeem or purchase any of the capital stock of the Corporation, except repurchases of Common Stock held by employees upon termination of employment pursuant to employment agreements in effect on May 21, 2004.

(b)          Common Stock. The holders of the Common Stock are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meetings).

4.	Conversion Rights.

(a)          Series A Preferred Stock. The Series A Preferred Stock shall have the conversion rights as follows:

(i)           A Holder shall have the right, at its option, at any time and from time to time, and without the payment of additional consideration by such Holder, to convert any shares of Series A Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as obtained by (i) multiplying the number of shares of Series A Preferred Stock so to be converted by, initially, the applicable Series A Purchased Shares Purchase Price and (ii) dividing the result by the conversion price equal to, initially, (A) with respect to the Series A-1 Preferred Stock, $2.15 per share (subject to adjustment, the “Series A-1 Conversion Price”), (B) with respect to the Series A-2 Preferred Stock, $2.75 per share (subject to adjustment, the “Series A-2 Conversion Price”), (C) with respect to the Series A-3 Preferred Stock, $3.25 per share (subject to adjustment, the applicable “Series A-3 Conversion Price”), (D) with respect to the Series A-4 Preferred Stock, $3.25 per share (subject to adjustment, the “Series A-4 Conversion Price”), (E) with respect to the Series A-5 Preferred Stock, $3.25 per share (subject to adjustment, the “Series A-5 Conversion Price”, or, in case an adjustment of such price has taken place pursuant to this Section 4, then by the applicable conversion price as last adjusted and in effect at the date any share or shares of the applicable Series A Preferred Stock are surrendered for conversion), (such Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 C onversion Price, Series A-4

Conversion Price or Series A-5 Conversion Price, or any of the aforementioned as last adjusted, hereafter referred to as the "Series A Conversion Price", as applicable). To the extent that dividends may be declared in accordance with the Business Corporation Law, accrued but unpaid dividends will be paid in cash on any such conversion. If such dividends are not paid at any such time, such dividends will remain outstanding until they may be paid and at such time such dividends shall be paid in cash together with interest on such outstanding amount and, to the extent permitted by applicable law, interest on such interest at the rate of 6% per annum from the date of such conversion to the date of such payment calculated on an actual days basis.

(ii)          (A)        After the date that is 18 months following the most recent date of issuance of the Old Series A Preferred Stock, the outstanding Old Series A Preferred Stock shall be automatically converted into Common Stock at the applicable Series A Conversion Price then in effect on the date on which the Volume-Weighted Average Price of the Corporation’s Common Stock for the immediately preceding sixty (60) consecutive trading days exceeds four (4) times the weighted average of the applicable Series A Conversion Prices. After the date that is 18 months following the most recent date of issuance of the New Series A Preferred Stock, the outstanding New Series A Preferred Stock shall be automatically converted into Common Stock at the applicable Series A Conversion Price then in effect on the date on which the Volume-Weighted Average Price of the Corporation’s Common Stock for the immediately preceding sixty (60) consecutive trading days exceeds four (4) times the applicable Series A Conversion Price. To the extent that dividends may be declared in accordance with the Business Corporation Law, accrued but unpaid dividends will be paid in cash on any such conversion. If such dividends are not paid at any such time, such dividends will remain outstanding until they may be paid and at such time such dividends shall be paid in cash together with interest on such outstanding amount and, to the extent permitted by applicable law, interest on such interest at the rate of 6% per annum from the date of such conversion to the date of such payment calculated on an actual days basis.

(B)          Notwithstanding anything to the contrary herein, no shares of outstanding Series A Preferred Stock shall be automatically converted into Common Stock pursuant to this paragraph unless at the time of such proposed conversion the Corporation shall have on file with the Securities and Exchange Commission an effective registration statement with respect to the shares of Common Stock issued or issuable to the Holders (A) on conversion of the Series A Preferred Stock then issued or issuable to such Holders, (B) on exercise of all of the warrants to purchase Common Stock of the Corporation pursuant to the Initial Purchase Agreement, (C) on exercise of all of the warrants to purchase Common Stock of the Corporation pursuant to the New Purchase Agreement and such shares of Common Stock have been listed on the Nasdaq Stock Market (or other national stock exchange or national over-the-counter bulletin board approved by the Holders of a majority of the then outstanding shares of Series A Preferred Stock).

(iii)         In order to convert Series A Preferred Stock into full shares of Common Stock if (i) such conversion is pursuant to paragraph (i) of this Section B(4)(a), the Holder shall (A) fax a copy of a fully executed notice of conversion ("Notice of Conversion") to the Corporation at the office of the Corporation or to the Corporation's designated transfer agent (the "Transfer Agent") for the Series A Preferred Stock stating that the Holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series A Preferred Stock to be converted, the Series A Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (B) surrender to a nationally recognized courier service for either overnight or two (2) day delivery to the office of the Corporation or its Transfer Agent, the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer, and (ii) such conversion is pursuant to paragraph (ii) of this Section B(4)(a), the Corporation shall fax a copy of a Notice of Conversion to the Holders stating that the shares of Series A Preferred Stock have been automatically converted into Common Stock, which notice shall specify the date of such automatic conversion, the number of shares of Series A Preferred Stock that have been converted, the Series A Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion; provided, however, that the Corporation's failure to issue a Notice of Conversion shall not affect the automatic conversion of such shares of Series A Preferred Stock and the automatic cancellation of the certificates representing such shares of Series A Preferred Stock. In the event of an automatic conversion pursuant to paragraph (ii) of this Section B(4)(a), the outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the Holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its Transfer Agent and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Corporation or the Transfer Agent as provided above, or the Holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of paragraph (iv) of this Section B(4)(a) below).

(iv)         Upon receipt of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement in an amount reasonably satisfactory to the Corporation, or (in the case of mutilation) upon surrender and cancellation of such Preferred Stock Certificates, the Corporation will issue, in lieu thereof, new Preferred Stock Certificates of like tenor.

(v)          The Series A Conversion Price shall be subject to adjustment from time to time as follows:

(1)          Except as provided in subparagraph (v)(2) of this Section B(4)(a) below, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs (A) through (H) of this Section B(4)(a)(v)(1) below, deemed to have issued or sold, any shares of Common Stock for a consideration per share less than a Series A Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the applicable Series A Conversion Price shall be reduced to the price determined by dividing (x) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Series A Conversion Price and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (y) the total number of shares of Common Stock outstanding immediately after such issue or sale. For purposes of determining the number of shares of Common Stock outstanding as provided in clauses (x) and (y) above, the number of shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock, exercise of all outstanding Options (as defined below) and conversion of all outstanding Convertible Securities (as defined below) shall be deemed to be outstanding.

For purposes of subparagraph (1) of this Section B(4)(a)(v), the following subparagraphs (A) to (H) of this Section B(4)(a)(v)(1) shall also be applicable:

(A)         In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conver sion or exchange of such Convertible Securities (determined by dividing (i)

the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Series A Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph (C) of this Section B(4)(a)(v)(1), no adjustment of the Series A Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(B)         In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than a Series A Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph (C) of this Section B(4)(a)(v)(1), no adjustment of such Series A Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of such Series A Conversion Price have been or are to be made pursuant to other provisions of this Section B(4)(a)(v)(1), no further adjustment of such Series A Conversion Price shall be made by reason of such issue or sale.

(C)         Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph (A) of this Section B(4)(a)(v)(1), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (A) or (B) of this Section B(4)(a)(v)(1), or the rate at which Convertible Securities referred to in subparagraph (A) or (B) of this Section B(4)(a)(v)(1) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series A Conversion Price in effect at the time of such event shall forthwith be readjusted to the Series A Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Series A Conversion Price then in effect hereunder is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the

Series A Conversion Price then in effect hereunder shall forthwith be increased to the Series A Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(D)         In the event of the termination or expiration of any right to purchase Common Stock under any Option or of any right to convert or exchange Convertible Securities, the current Series A Conversion Price, if previously adjusted in accordance with this Section B(4), shall, upon such termination, be changed to the Series A Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, only been issued in amounts necessary to allow for the number of shares of Common Stock actually issued upon the conversion, exchange or exercise of such Option or Convertible Securities, and the shares of Common Stock issuable thereunder shall no longer be deemed to be outstanding.

(E)          In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation (other than Common Stock) payable in Common Stock, Options or Convertible Securities, then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(F)          In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors.

(G)         In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(H)         The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this of this Section B(4)(a)(v)(1)(H).

(2)          Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series A Conversion Price in the case of the issuance from and after the date of filing of this Restated Certificate of Incorporation (a) shares of Common Stock sold to, or

Options to purchase Common Stock granted by the Corporation to, employees, consultants, officers, or directors of the Corporation pursuant to any option plan, agreement or other arrangement duly adopted by the Corporation and approved by a majority of the Board of Directors; (b) any shares of Common Stock upon the conversion of shares of Series A Preferred Stock; (c) any shares of Common Stock pursuant to which the Series A Conversion Price is adjusted under subparagraphs (3), (4) or (5) of this Section B(4)(a)(v); (d) any shares of Common Stock issued pursuant to the exchange, conversion or exercise of any Options or Convertible Securities that have previously been incorporated into computations hereunder on the date when such Options or Convertible Securities were issued; (e) the issuance and sale of securities in connection with a strategic investment or similar transaction approved by a majority of the Board of Directors; (f) securities issued for consideration other than cash pursuant to a merger, consolidation or similar business combination or acquisition of assets as approved by a majority of the Board of Directors; (g) the issuance of shares in connection with a firm commitment underwritten public offering of Common Stock with a nationally recognized investment banking firm at a price per share offered to the public of at least $5.00 per share of Common Stock which results in gross cash proceeds to the Corporation of at least $25,000,000; (h) any shares of Series A Preferred Stock issued in the form of a dividend to any Holder; or (i) any shares of Common Stock issued on exercise of any warrants issued by the Corporation on or prior to December ___, 2004 and warrants issued in connection with the issuance of New Series A Preferred Stock or any debt instrument convertible into New Series A Preferred Stock.

(3)          In the event the outstanding shares of Common Stock shall be subdivided or increased, by stock split or stock dividend, into a greater number of shares of Common Stock, the number of shares of Common Stock into which any Series A Preferred Stock is convertible shall concurrently with the effectiveness of such subdivision or payment of such stock dividend, be proportionately increased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the number of shares of Common Stock into which any Series A Preferred Stock is convertible shall, concurrently with the effectiveness of such combination or consolidation, be proportionately decreased.

(4)          If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the number of shares of Common Stock into which any Series A Preferred Stock is convertible shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the Holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the Holders upon conversion of the Series A Preferred Stock immediately before that change.

(5)          In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, the Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of the Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holders shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series A Preferred Stock.

(vi)         Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section B(4)(a) the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment in accordance with the terms hereof and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Series A Preferred Stock.

(vii)       The Corporation no later than 6:00 p.m. (New York City time) on the third (3rd) business day after receipt by the Corporation or its Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock certificates to be converted (or after provision for security or indemnification in the case of lost, stolen or destroyed certificates, if required), shall issue and surrender to a nationally recognized overnight delivery service for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder as shown on the stock records of the Corporation a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

(viii)      The date on which a voluntary conversion pursuant to Section B(4)(a)(i) occurs (the "Date of Voluntary Conversion") shall be deemed to be the date the applicable Notice of Conversion is faxed to the Corporation or the Transfer Agent, as the case may be, provided that the advance copy of the Notice of Conversion is faxed to the Corporation on or prior to 6:00 p.m., New York City time, on the Date of Conversion. An automatic conversion pursuant to Section 4(a)(ii) shall occur on the date on which such automatic conversion is deemed to occur pursuant to Section B(4)(a)(ii) (the "Date of Automatic Conversion", and together with the Date of Voluntary Conversion, the "Date of Conversion"). The original Preferred Stock certificates representing the shares of Series A Preferred Stock to be converted shall be surrendered by depositing such certificates with a nationally recognized overnight delivery service for either overnight or two (2) day delivery, as soon as practicable following the Date of Voluntary Conversion or as soon as practicable following the date such Holder receives notice of the Date of Automatic Conversion. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion.

(ix)          No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional share to which the Holder would otherwise be entitled, the Corporation shall (after aggregating all shares into which shares of Series A Preferred held by each Holder could be converted) pay cash equal to such fraction multiplied by the market price per share of Common Stock (as determined in a reasonable manner by the Board of Directors) at the close of business on the Date of Conversion.

(x)         In the event that the Corporation shall propose at any time:

(1)          to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend;

(2)          to effect any reclassification or recapitalization of its Common Stock; or

(3)          to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the Holders of the Series A Preferred Stock:

(A)         at least twenty (20) days’ prior written notice of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (2) and (3) above; and

(B)         in the case of the matters referred to in (2) and (3) above, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon the occurrence of such event).

Each such written notice shall be given by first class mail, postage prepaid, addressed to the Holders at the address for each such Holder as shown on the books of the Corporation.

(xi)         The Corporation will not, by amendment of its Restated Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action (other than actions taken in good faith), avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in carrying out all the provisions of this Article and in taking all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(xii)       All shares of the Series A Preferred Stock which shall have been subject to a voluntary conversion pursuant to subparagraph (i) of Section B(4)(a) of this ARTICLE FOURTH or to an automatic conversion pursuant to subparagraph (ii) of Section B(4)(a) of this ARTICLE FOURTH shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the Holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any unpaid dividends thereon. Any shares of the Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock.

(b)          The Corporation shall, at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all such outstanding Series A Preferred Stock.

(c)          The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock of the Corporation upon conversion of any shares of Series A Preferred Stock, as the case may be; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

(d)          If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series A Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series A Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance all shares of such Common Stock issuable upon conversion.

(e)          All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred Stock will be, upon issuance by the Corporation duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and the Corporation shall take no action which will cause a contrary result (including without limitation any action which would cause any Series A Conversion Price to be less than the par value, if any, of the Common Stock).

(f)           If any adjustment under this Section B(4)(a)(v) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be rounded to the nearest whole number of shares with one-half share being rounded up.

5.	Preemptive Rights.

(a)          Each Holder shall be entitled to purchase its pro rata share (calculated by multiplying the number of securities to be issued in such equity offering including those issued pursuant this Section 5 by a fraction, the numerator of which is the number of shares of Common Stock held by such holder on a Fully Diluted Basis and the denominator of which is the number of shares of Common Stock held by all such holders of securities of the Corporation on a Fully Diluted Basis) of any future private equity offering by the Corporation.

(b)          Notwithstanding anything contained in this Section B(5)(a) of this ARTICLE FOURTH to the contrary, the preemptive rights of the Holders shall not apply to (a) shares of Common Stock sold to, or options to purchase Common Stock granted by the Corporation to, employees, consultants, officers, or directors of the Corporation pursuant to any option plan, agreement or other arrangement duly adopted by the Corporation and approved by a majority of the Board of Directors; (b) any shares of Common Stock issued upon the conversion of shares of Series A Preferred Stock; (c) any shares of Common Stock issued in a transaction pursuant to which the Series A Conversion Price is adjusted under subparagraph (3), (4) or (5) of Section B(4)(a)(v) of this ARTICLE FOURTH; (d) any shares of Common Stock issued pursuant to the exchange, conversion or exercise of any Options or Convertible Securities that have previously been incorporated into computations hereunder on the date when such Options or Convertible Securities were issued; (e) the issuance and sale of securities in connection with a strategic investment or similar transaction approved by a majority of the Board of Directors; (f) securities issued for consideration other than cash pursuant to a merger, consolidation or similar business combination or acquisition of assets as approved by a majority of the Board of Directors; (g) the issuance of shares in connection with a firm commitment underwritten public offering of Common Stock with a nationally recognized investment banking firm at a price per share offered to the public of at least $5.00 per share of Common Stock which results in gross cash proceeds to the Corporation of at least $25,000,000; (h) any shares of Series A Preferred Stock issued in the form of a dividend to any Holder; or (i) any shares of Common Stock issued on exercise of any warrants issued by the Corporation on or prior to December ___, 2004 and warrants issued in connection with the issuance of New Series A Preferred Stock or any debt instrument convertible into New Series A Preferred Stock.

(c)          Except as granted to the Holders of Series A Preferred Stock pursuant to this Restated Certificate and except as may be provided to shareholders in connection with the issuance of additional preferred stock pursuant to Section A(1)(b) of this ARTICLE FOURTH, no shareholder of the Corporation shall, by reason of his holding shares of any class, have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation, now or hereafter to be authorized, or any other securities convertible into or carrying rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or the issuance of shares upon exercise of any rights or options or upon conversion of such other securities would adversely affect the dividend or voting rights of such shareholder.

6.	General Provisions.

(a)          The term “Person” or “person” as used herein means any corporation, partnership, trust, organization, association, other entity or individual.

(b)          The term “outstanding” when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary.

(c)          The headings of the paragraphs, subparagraphs, clauses and subclauses herein are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

7.	Definitions. The following capitalized terms shall have the following meanings:

"Fully Diluted Basis" means when used in reference to the number of shares of Common Stock held by a Person at any time, a number of shares of Common Stock equal to the sum of (x) the number of issued and outstanding shares of Common Stock then held by or such Person, plus (y) the total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all Convertible Securities and Options issued and outstanding at such time that are then held by such Person.

“Initial Purchase Agreement” means that certain Purchase Agreement, dated January 29, 2004, between the Corporation and the purchasers named therein.

“New Purchase Agreement” means that certain Purchase Agreement, dated on or about the date of this Restated Certificate, between the Corporation and the purchasers named therein.

“Series A Purchased Shares Purchase Price” means the (i) Series A-1 Purchased Shares Purchase Price, (ii) Series A-2 Purchased Shares Purchase Price (iii) Series A-3 Purchased Shares Purchase Price, (iv) Series A-4 Purchased Shares Purchase Price or (v) Series A-5 Purchased Shares Purchase Price, as applicable.

“Series A-1 Purchased Shares Purchase Price” means $2.15 per share.

“Series A-2 Purchased Shares Purchase Price” means $2.75 per share.

“Series A-3 Purchased Shares Purchase Price”, means $3.25 per share.

“Series A-4 Purchased Shares Purchase Price” means $3.25 per share.

“Series A-5 Purchased Shares Purchase Price” means $3.25 per share.

“Volume-Weighted Average Price” shall mean with respect to a security for any period, the sum of a number of daily calculations for each day in such period, and each daily calculation being equal to (i) the closing bid price for such security on Nasdaq or an applicable national securities exchange on such day multiplied by (ii) a fraction, the numerator of which the number of shares of such security traded as reported by Nasdaq or such national securities exchange for such day, and the denominator of which is the sum of all of the daily number of shares of such security traded as reported by Nasdaq or such national securities exchange during such period.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

(a).          Election of directors need not be by written ballot, except as and to the extent provided in the By-laws of the Corporation.

(b).         Subject to Section (B)(3)(a)(iii)(5) of ARTICLE FOURTH, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation, except as and to the extent provided in the By-laws of the Corporation.

SIXTH: Whenever the shareholders of the Corporation are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

SEVENTH: Whenever the Corporation proposes to participate in a merger or consolidation under Section 901 of the Business Corporation Law, the plan of merger or consolidation shall be adopted at a meeting of the shareholders of the Corporation or by written consent, in each case, by a majority of the votes of the shares entitled to vote thereon.

EIGHTH: Whenever the Corporation proposes to sell, lease, exchange or dispose of all or substantially all of the assets of the Corporation under Section 909 of the Business Corporation Law, the sale, lease, exchange or disposition shall be adopted at a meeting of the shareholders of the Corporation or by written consent, in each case, by a majority of the votes of the shares entitled to vote thereon.

NINTH: Whenever the Corporation proposes to dissolve the Corporation under Section 1001 of the Business Corporation Law, the dissolution shall be adopted at a meeting of the shareholders of the Corporation or by written consent, in each case, by a majority of the votes of the shares entitled to vote thereon.

TENTH: The Corporation shall have perpetual existence.

ELEVENTH: Pursuant to Section 402(b) of the Business Corporation Law, the liability of the Corporation’s directors to the Corporation or its shareholders for damages for breach of duty as a director shall be eliminated to the fullest extent permitted by the Business Corporation Law as it exists on the date hereof or as it may hereafter be amended. No amendment to or repeal of this ARTICLE ELEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TWELFTH: Except as may otherwise be specifically provided in this Restated Certificate, no provision of this Restated Certificate is intended by the Corporation to be construed as limiting, prohibiting, denying, or abrogating any of the general or specific powers or rights conferred under the Business Corporation Law upon the Corporation, its shareholders and its directors, officers and other corporate personnel, including in particular, the power of the Corporation to furnish indemnification to directors in the capacities described in and prescribed by the Business Corporation Law and defined and prescribed rights of said persons to indemnification as the same are conferred by the Business Corporation Law.

THIRTEENTH: The Secretary of State is designated as the agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served on him is: Corporation Service Company, 1133 Avenue of the Americas, New York, New York 10036.

4.            The foregoing Restated Certificate of the Corporation was authorized by the Board of Directors followed by a vote of the holders of at least a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders.

IN WITNESS WHEREOF, we have signed this Certificate on the 23rd day of June, 2005 and we affirm the statements contained herein are true under the penalty of perjury

By: /s/Francis J. Alfano

Name: Francis J. Alfano

Title: Chief Executive Officer

By: /s/ John F. Kohler

Name: John F. Kohler

Title: Secretary

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

of

MTM TECHNOLOGIES, INC.

Under Section 805 of the Business Corporation Law

___________________

It is hereby certified that:

FIRST: The name of the corporation is MTM Technologies, Inc. (the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on May 12, 1986.

THIRD: The amendment of the Certificate of Incorporation of the Corporation effected by this Certificate of Amendment is as follows: Amend the language in Article 4(a)(v)(2) and Article 5(b).

FOURTH: To accomplish the foregoing amendment, Article 4(a)(v)(2) of the Certificate of Incorporation of the Corporation, relating to Conversion Rights, is hereby amended to read as follows:

“(2) Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series A Conversion Price in the case of the issuance from and after the date of filing of this Restated Certificate of Incorporation (a) shares of Common Stock sold to, or Options to purchase Common Stock granted by the Corporation to, employees, consultants, officers, or directors of the Corporation pursuant to any option plan, agreement or other arrangement duly adopted by the Corporation and approved by a majority of the Board of Directors; (b) any shares of Common Stock upon the conversion of shares of Series A Preferred Stock; (c) any shares of Common Stock pursuant to which the Series A Conversion Price is adjusted under subparagraphs (3), (4) or (5) of this Section B(4)(a)(v); (d) any shares of Common Stock issued pursuant to the exchange, conversion or exercise of any Options or Convertible Securities that have previously been incorporated into computations hereunder on the date when such Options or Convertible Securities were issued; (e) the issuance and sale of securities in connection with a strategic investment or similar transaction approved by a majority of the Board of Directors; (f) securities issued for consideration other than cash pursuant to a merger, consolidation or similar business combination or acquisition of assets as approved by a majority of the Board of Directors; (g) the issuance of shares in connection with a firm commitment underwritten public offering of Common Stock with a nationally recognized investment banking firm at a price per share offered to the public of at least $5.00 per share of Common Stock which results in gross cash proceeds to the Corporation of at least $25,000,000; (h) any shares of Series A Preferred Stock issued in the form of a dividend to any Holder; or (i) any shares of Common Stock issued on exercise of any warrants issued by the Corporation on or prior to December 10, 2004 and warrants issued in connection with the issuance of New Series A Preferred Stock or any debt instrument convertible into New Series A Preferred Stock.”

and Article 5(b) of the Certificate of Incorporation, relating to Preemptive Rights, is hereby amended to read as follows:

“(b) Notwithstanding anything contained in this Section B(5)(a) of this ARTICLE FOURTH to the contrary, the preemptive rights of the Holders shall not apply to (a) shares of Common Stock sold to, or options to purchase Common Stock granted by the Corporation to, employees, consultants, officers, or directors of the Corporation pursuant to any option plan, agreement or other arrangement duly adopted by the Corporation and approved by a majority of the Board of Directors; (b) any shares of Common Stock issued upon the conversion of shares of Series A Preferred Stock; (c) any shares of Common Stock issued in a transaction pursuant to which the Series A Conversion Price is adjusted under subparagraph (3), (4) or (5) of Section B(4)(a)(v) of this ARTICLE FOURTH; (d) any shares of Common Stock issued pursuant to the exchange, conversion or exercise of any Options or Convertible Securities that have previously been incorporated into computations hereunder on the date when such Options or Convertible Securities were issued; (e) the issuance and sale of securities in connection with a strategic investment or similar transaction approved by a majority of the Board of Directors; (f) securities issued for consideration other than cash pursuant to a merger, consolidation or similar business combination or acquisition of assets as approved by a majority of the Board of Directors; (g) the issuance of shares in connection with a firm commitment underwritten public offering of Common Stock with a nationally recognized investment banking firm at a price per share offered to the public of at least $5.00 per share of Common Stock which results in gross cash proceeds to the Corporation of at least $25,000,000; (h) any shares of Series A Preferred Stock issued in the form of a dividend to any Holder; or (i) any shares of Common Stock issued on exercise of any warrants issued by the Corporation on or prior to December 10, 2004 and warrants issued in connection with the issuance of New Series A Preferred Stock or any debt instrument convertible into New Series A Preferred Stock.”

FIFTH: The foregoing amendments of the Certificate of Incorporation of the Corporation were authorized by the Board of Directors of the Corporation, followed by a vote of the holders of at least a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders.

Signed on July 6, 2005.

/s/John F. Kohler

John F. Kohler, Secretary

CERTIFICATE OF AMENDMENT

OF

MTM TECHNOLOGIES, INC.

(Pursuant to Section 805 of the New York Business Corporation Law)

__________________________________________________________________

Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned hereby certifies as follows:

1. The name of the corporation is MTM Technologies, Inc., a corporation organized and existing under the laws of the State of New York (the “Corporation”).

2. The Certificate of Incorporation of the Corporation was filed by the Department of State on May 12, 1986.

3. The Certificate of Incorporation of the Corporation, as now in full force and effect, is hereby amended by the addition of certain provisions to Article FOURTH relating to the designation, relative rights, preference and limitation of a Series A-6 Preferred Stock, as fixed by the Board of Directors before the issuance of such Series, under authority vested in the Board of Directors in the Certificate of Incorporation, and as permitted by Section 502 of the Business Corporation Law as follows:

(i) Article FOURTH, (A)(1)(1) shall be amended in its entirety and replaced with the following:

The Corporation is authorized to issue two (2) classes of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of capital stock that the Corporation is authorized to issue is one hundred and twenty million (120,000,000). The total number of shares of Common Stock that the Corporation is authorized to issue is eighty million (80,000,000), par value $0.001 (the "Common Stock"). The total number of shares of Preferred Stock that the Corporation is authorized to issue is forty million (40,000,000), par value $0.001, thirty-three million five hundred thousand (33,500,000) of which are designated as "Series A Preferred Stock", four million two hundred thousand (4,200,000) of which are designated as "Series A-1 Preferred Stock", two million six hundred thousand (2,600,000) of which are designated as "Series A-2 Preferred Stock", seven million two hundred thousand (7,200,000) of which are designated as "Series A-3 Preferred Stock", nine million (9,000,000) of which are designated as "Series A-4 Preferred Stock" and eight million (8,000,000) of which are designated as "Series A-5 Preferred Stock" and two million five hundred thousand (2,500,000) of which are designated as “Series A-6 Preferred Stock”) (the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series A-6 Preferred Stock, collectively, the "Series A Preferred Stock").

(ii) Article FOURTH (A)(1)(b) shall be amended in its entirety and replaced with the following:

“The Board of Directors is authorized to divide the six million five hundred thousand (6,500,000) shares of Preferred Stock that are not designated as Series A Preferred Stock from time to time into one or more series, and to determine or change by resolution for each such series its designation, the number of shares of such series, the powers, preferences and rights and the qualifications, limitations or restrictions for the shares of such series. The resolution or resolutions of the Board of Directors providing for the division of such Preferred Stock into series may include the following provisions:”

(iii) The clause of Article FOURTH (B)(3)(a)(i) that reads “ (2) Series A-4 Preferred Stock and Series A-5 Preferred Stock (collectively, the "New Series A Preferred Stock") shall be one vote per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), or to the extent permitted by applicable law and the rules of Nasdaq or an applicable national securities exchange on which the Corporation's Common Stock is listed, equal to the number of whole shares of Common Stock into which the shares of New Series A Preferred Stock held by such Holder would be converted if the applicable Series A Conversion Price were the per share closing bid price of the Common Stock as quoted on Nasdaq or an applicable national securities exchange on the date of the initial issuance of the Series A-4 Preferred Stock.” shall be amended to read:

“(2) Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series A-6 Preferred Stock (collectively, the "New Series A Preferred Stock") shall be one vote per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), or with respect to the Series A-4 Preferred Stock and the Series A-5 Preferred Stock, to the extent permitted by applicable law and the rules of Nasdaq or an applicable national securities exchange on which the Corporation's Common Stock is listed, equal to the number of whole shares of Common Stock into which the shares of New Series A Preferred Stock held by such Holder would be converted if the applicable Series A Conversion Price were the per share closing bid price of the Common Stock as quoted on Nasdaq or an applicable national securities exchange on the date of the initial issuance of the Series A-4 Preferred Stock.”

(iv) Article FOURTH (B)(4)(a)(i) shall be amended in its entirety and replaced with the following:

“A Holder shall have the right, at its option, at any time and from time to time, and without the payment of additional consideration by such Holder, to convert any shares of Series A Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as obtained by (i) multiplying the number of shares of Series A Preferred Stock so to be converted by, initially, the applicable Series A Purchased Shares Purchase Price and (ii) dividing the result by the conversion price equal to, (A) with respect to the Series A-1 Preferred Stock, $2.15 per share (subject to adjustment, the "Series A-1 Conversion Price"), (B) with respect to the Series A-2 Preferred Stock, $2.75 per share (subject to adjustment, the "Series A-2 Conversion Price"), (C) with respect to the Series A-3 Preferred Stock, $3.25 per share (subject to adjustment, the applicable "Series A-3 Conversion Price"), (D) with respect to the Series A-4 Preferred Stock, $3.25 per share (subject to adjustment, the "Series A-4 Conversion Price"), (E) with respect to the Series A-5 Preferred Stock, $3.25 per share (subject to adjustment, the "Series A-5 Conversion Price", or, in case an adjustment of such price has taken place pursuant to this Section 4, then by the applicable conversion price as last adjusted and in effect at the date any share or shares of the applicable Series A Preferred Stock are surrendered for conversion), (F) with respect to the Series A-6 Preferred Stock, $1.485 per share (subject to adjustment, the "Series A-6 Conversion Price", or, in case an adjustment of such price has taken place pursuant to this Section 4, then by the applicable conversion price as last adjusted and in effect at the date any share or shares of the applicable Series A Preferred Stock are surrendered for conversion), (such Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series A-5 Conversion Price, or Series A-6 Conversion Price, or any of the aforementioned as last adjusted, hereafter referred to as the "Series A Conversion Price", as applicable). To the extent that dividends may be declared in accordance with the Business Corporation Law, accrued but unpaid dividends will be paid in cash on any such conversion. If such dividends are not paid at any such time, such dividends will remain outstanding until they may be paid and at such time such dividends shall be paid in cash together with interest on such outstanding amount and, to the extent permitted by applicable law, interest on such interest at the rate of 6% per annum from the date of such conversion to the date of such payment calculated on an actual days basis.

(v) The following amendments shall be made to the definitions set forth in Article FOURTH (B)(7):

The definition “Series A Purchased Shares Purchase Price” shall be amended to remove the “or” before (v) and to add at the end of the definition, before “, as applicable” the following: “,or (vi) Series A-6 Purchased Shares Purchase Price,”.

The definition “Series A-6 Purchase Shares Purchase Price” means $1.485 per share” shall be added after the definition of Series A-5 Purchased Shares Purchase Price.

4. This amendment was authorized by the Board of Directors at a duly held meeting of the Board.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed by a duly authorized officer on the 29 day of March, 2007.

By: /s/ Francis J. Alfano

Name: Francis J. Alfano

Title: Chief Executive Officer

By: /s/ John F. Kohler

Name: John F. Kohler

Title: Secretary

CERTIFICATE OF AMENDMENT

OF

MTM TECHNOLOGIES, INC.

(Pursuant to Section 805 of the New York Business Corporation Law)

__________________________________________________________________

Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned hereby certifies as follows:

1. The name of the corporation is MTM Technologies, Inc., a corporation organized and existing under the laws of the State of New York (the “Corporation”).

2. The Certificate of Incorporation of the Corporation was filed by the Department of State on May 12, 1986, under the original name of Micros to Mainframes Inc.

3. The Certificate of Incorporation of the Corporation, as now in full force and effect, is hereby amended by the addition of certain provisions to Article FOURTH relating to the designation of additional shares as Series A-6 Preferred Stock, as fixed by the Board of Directors before the issuance of additional shares, under authority vested in the Board of Directors in the Certificate of Incorporation, and as permitted by Section 502 of the Business Corporation Law as follows:

(i) Article FOURTH, (A)(1)(1) shall be amended in its entirety and replaced with the following:

The Corporation is authorized to issue two (2) classes of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of capital stock that the Corporation is authorized to issue is one hundred and twenty million (120,000,000). The total number of shares of Common Stock that the Corporation is authorized to issue is eighty million (80,000,000), par value $0.001 (the "Common Stock"). The total number of shares of Preferred Stock that the Corporation is authorized to issue is forty million (40,000,000), par value $0.001, thirty-four million (34,000,000) of which are designated as "Series A Preferred Stock", four million two hundred thousand (4,200,000) of which are designated as "Series A-1 Preferred Stock", two million six hundred thousand (2,600,000) of which are designated as "Series A-2 Preferred Stock", seven million two hundred thousand (7,200,000) of which are designated as "Series A-3 Preferred Stock", nine million (9,000,000) of which are designated as "Series A-4 Preferred Stock" and eight million (8,000,000) of which are designated as "Series A-5 Preferred Stock" and three million (3,000,000) of which are designated as “Series A-6 Preferred Stock”) (the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series A-6 Preferred Stock, collectively, the "Series A Preferred Stock").

(ii) Article FOURTH (A)(1)(b) shall be amended in its entirety and replaced with the following:

“The Board of Directors is authorized to divide the six million (6,000,000) shares of Preferred Stock that are not designated as Series A Preferred Stock from time to time into one or more series, and to determine or change by resolution for each such series its designation, the number of shares of such series, the powers, preferences and rights and the qualifications, limitations or restrictions for the shares of such series. The resolution or resolutions of the Board of Directors providing for the division of such Preferred Stock into series may include the following provisions:”

4. This amendment was authorized by the Board of Directors at a duly held meeting of the Board, pursuant to authority by a vote of the holders of at least a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed by a duly authorized officer on the 4th day of April, 2007.

By: /s/ Francis J. Alfano

Name: Francis J. Alfano

Title: Chief Executive Officer

By: /s/ John F. Kohler

Name: John F. Kohler

Title: Secretary

CERTIFICATE OF AMENDMENT

OF

MTM TECHNOLOGIES, INC.

(Pursuant to Section 805 of the New York Business Corporation Law)

__________________________________________________________________

Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned hereby certifies as follows:

1. The name of the corporation is MTM Technologies, Inc., a corporation organized and existing under the laws of the State of New York (the “Corporation”).

2. The Certificate of Incorporation of the Corporation was filed by the Department of State on May 12, 1986 under the original name of Micros to Mainframes Inc.

3. The Certificate of Incorporation of the Corporation, as now in full force and effect, is hereby amended by the addition of certain provisions to Article FOURTH relating to the designation, relative rights, preference and limitation of a Series A-7 Preferred Stock, as fixed by the Board of Directors before the issuance of such Series, under authority vested in the Board of Directors in the Certificate of Incorporation, and as permitted by Section 502 of the Business Corporation Law as follows:

(i)Article FOURTH, (A)(1)(1) shall be amended in its entirety and replaced with the following:

The Corporation is authorized to issue two (2) classes of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of capital stock that the Corporation is authorized to issue is one hundred and twenty million (120,000,000). The total number of shares of Common Stock that the Corporation is authorized to issue is eighty million (80,000,000), par value $0.001 (the "Common Stock"). The total number of shares of Preferred Stock that the Corporation is authorized to issue is forty million (40,000,000), par value $0.001, thirty-eight million five hundred thousand (38,500,000) of which are designated as "Series A Preferred Stock", four million two hundred thousand (4,200,000) of which are designated as "Series A-1 Preferred Stock", two million six hundred thousand (2,600,000) of which are designated as "Series A-2 Preferred Stock", seven million two hundred thousand (7,200,000) of which are designated as "Series A-3 Preferred Stock", nine million (9,000,000) of which are designated as "Series A-4 Preferred Stock" and eight million (8,000,000) of which are designated as "Series A-5 Preferred Stock", three million (3,000,000) of which are designated as “Series A-6 Preferred Stock”), and four million five hundred thousand (4,500,000) of which are designated as “Series A-7 Preferred Stock”) (the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series A-6 Preferred Stock and Series A-7 Preferred Stock, collectively, the "Series A Preferred Stock").

(ii) Article FOURTH (A)(1)(b) shall be amended in its entirety and replaced with the following:

“The Board of Directors is authorized to divide the one million five hundred thousand (1,500,000) shares of Preferred Stock that are not designated as Series A Preferred Stock from time to time into one or more series, and to determine or change by resolution for each such series its designation, the number of shares of such series, the powers, preferences and rights and the qualifications, limitations or restrictions for the shares of such series. The resolution or resolutions of the Board of Directors providing for the division of such Preferred Stock into series may include the following provisions:”

(iii) The clause of Article FOURTH (B)(3)(a)(i) that reads “(2) Series A-4 Preferred Stock, Series A-5 Preferred Stock and Series A-6 Preferred Stock (collectively, the "New Series A Preferred Stock") shall be one vote per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares), or with respect to the Series A-4 Preferred Stock and the Series A-5 Preferred Stock, to the extent permitted by applicable law and the rules of Nasdaq or an applicable national securities exchange on which the Corporation's Common Stock is listed, equal to the number of whole shares of Common Stock into which the shares of New Series A Preferred Stock held by such Holder would be converted if the applicable Series A Conversion Price were the per share closing bid price of the Common Stock as quoted on Nasdaq or an applicable national securities exchange on the date of the initial issuance of the Series A-4 Preferred Stock.” shall be amended to read:

“(2) Series A-4 Preferred Stock, Series A-5 Preferred Stock, Series A-6 Preferred Stock and Series A-7 Preferred Stock (collectively, the "New Series A Preferred Stock") shall be one vote per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting such shares).”

(iv) Article FOURTH (B)(4)(a)(i) shall be amended in its entirety and replaced with the following:

“A Holder shall have the right, at its option, at any time and from time to time, and without the payment of additional consideration by such Holder, to convert any shares of Series A Preferred Stock into such number of fully paid and nonassessable shares of Common Stock as obtained by (i) multiplying the number of shares of Series A Preferred Stock so to be converted by, initially, the applicable Series A Purchased Shares Purchase Price and (ii) dividing the result by the conversion price equal to, (A) with respect to the Series A-1 Preferred Stock, $2.15 per share (subject to adjustment, the "Series A-1 Conversion Price"), (B) with respect to the Series A-2 Preferred Stock, $2.75 per share (subject to adjustment, the "Series A-2 Conversion Price"), (C) with respect to the Series A-3 Preferred Stock, $3.25 per share (subject to adjustment, the applicable "Series A-3 Conversion Price"), (D) with respect to the Series A-4 Preferred Stock, $3.25 per share (subject to adjustment, the "Series A-4 Conversion Price"), (E) with respect to the Series A-5 Preferred Stock, $3.25 per share (subject to adjustment, the "Series A-5 Conversion Price", or, in case an adjustment of such price has taken place pursuant to this Section 4, then by the applicable conversion price as last adjusted and in effect at the date any share or shares of the applicable Series A Preferred Stock are surrendered for conversion),

(F) with respect to the Series A-6 Preferred Stock, $1.485 per share (subject to adjustment, the "Series A-6 Conversion Price", or, in case an adjustment of such price has taken place pursuant to this Section 4, then by the applicable conversion price as last adjusted and in effect at the date any share or shares of the applicable Series A Preferred Stock are surrendered for conversion), (G) with respect to the Series A-7 Preferred Stock, $1.199 per share (subject to adjustment, the "Series A-7 Conversion Price", or, in case an adjustment of such price has taken place pursuant to this Section 4, then by the applicable conversion price as last adjusted and in effect at the date any share or shares of the applicable Series A Preferred Stock are surrendered for conversion), (such Series A-1 Conversion Price, Series A-2 Conversion Price, Series A-3 Conversion Price, Series A-4 Conversion Price, Series A-5 Conversion Price, Series A-6 Conversion Price, or Series A-7 Conversion Price, or any of the aforementioned as last adjusted, hereafter referred to as the "Series A Conversion Price", as applicable). To the extent that dividends may be declared in accordance with the Business Corporation Law, accrued but unpaid dividends will be paid in cash on any such conversion. If such dividends are not paid at any such time, such dividends will remain outstanding until they may be paid and at such time such dividends shall be paid in cash together with interest on such outstanding amount and, to the extent permitted by applicable law, interest on such interest at the rate of 6% per annum from the date of such conversion to the date of such payment calculated on an actual days basis.

(v) The First paragraph of Article FOURTH (B)(4)(a)(v)(1) shall be amended in its entirety and replaced with the following:

(1) Except as provided in subparagraph (v)(2) of this Section B(4)(a) below, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs (A) through (H) of this Section B(4)(a)(v)(1) below, deemed to have issued or sold, any shares of Common Stock for a consideration per share less than a Series A Conversion Price, except for the Series A-7 Conversion Price, in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the applicable Series A Conversion Price, except for the Series A-7 Conversion Price, shall be reduced to the price determined by dividing (x) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale multiplied by the then existing Series A Conversion Price and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (y) the total number of shares of Common Stock outstanding immediately after such issue or sale. For purposes of determining the number of shares of Common Stock outstanding as provided in clauses (x) and (y) above, the number of shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock, exercise of all outstanding Options (as defined below) and conversion of all outstanding Convertible Securities (as defined below) shall be deemed to be outstanding. Notwithstanding the foregoing, with respect to the Series A-7 Preferred Stock, if and whenever the Corporation shall issue or sell, or is, in accordance with subparagraphs (A) through (H) of this Section B(4)(a)(v)(1) below, deemed to have issued or sold, any shares of Common Stock for a consideration per share less than a Series A-7 Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Series A-7 Conversion Price shall be reduced to the price that is the purchase price of such Common Stock so issued or sold.

(vi) The following amendments shall be made to the definitions set forth in Article FOURTH (B)(7):

The definition “Series A Purchased Shares Purchase Price” shall be amended to remove the “or” before (vi) and to add at the end of the definition, before “, as applicable” the following: “,or (vii) Series A-7 Purchased Shares Purchase Price,”.

The definition “Series A-7 Purchase Shares Purchase Price” means $1.199 per share” shall be added after the definition of Series A-6 Purchased Shares Purchase Price.

4. This amendment was authorized by the Board of Directors at a duly held meeting of the Board, pursuant to authority by a vote of the holders of at least a majority of all outstanding shares entitled to vote thereon at a meeting of the shareholders.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed by a duly authorized officer on the 23rd day of May, 2007.

By: /s/ J.W. Braukman III

Name: J.W. Braukman III

Title: Chief Financial Officer

By: /s/ John F. Kohler

Name: John F. Kohler

Title: Secretary